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                     October 11, 2022

       Avner Applbaum
       Chief Financial Officer
       Valmont Industries, Inc.
       15000 Valmont Plaza
       Omaha, Nebraska 68154

                                                        Re: Valmont Industries,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 25, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-31429

       Dear Avner Applbaum:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing